SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                            FINLAY ENTERPRISES, INC.
                    ----------------------------------------
                (Name of Registrant as Specified in Its Charter)


      ---------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
                                         N/A

    (2)  Aggregate number of securities to which transaction applies:
                                         N/A

    (3)  Per  unit  price  or  other   underlying   value  of
           transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                         N/A
    (4)  Proposed maximum aggregate value of transaction:
                                         N/A

    (5)  Total fee paid:
                                         N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check  box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
                      N/A

    (2) Form, Schedule or Registration Statement No.:
                      N/A
    (3) Filing Party:
                      N/A

    (4) Date Filed:
                      N/A

                    F I N L A Y E N T E R P R I S E S, I N C.

                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017


                          -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 22, 1999

                          -----------------------------

To the Stockholders:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Finlay Enterprises, Inc. (the "Company") will be held on June 22, 1999 at 10:00 a.m. (local time) at the Cornell Club, 6 East 44th Street, New York, New York, for the following purposes:

          1. To elect three members to the Board of Directors to serve until the expiration of their respective terms of office and until their successors are duly elected and qualified; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors has fixed May 7, 1999 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

          A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED JANUARY 30, 1999 IS ENCLOSED HEREWITH.

          You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

                                          By Order of the Board of Directors.


                                          Bonni G. Davis
                                          SECRETARY

Dated:      May 25, 1999

-------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT.

     THE ATTACHED PROXY STATEMENT SHOULD BE READ CAREFULLY. STOCKHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

--------------------------------------------------------------------------------

                    F I N L A Y E N T E R P R I S E S, I N C.

                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017



                            ------------------------
                           P R O X Y  S T A T E M E N T
                            ------------------------



          The enclosed proxy is solicited on behalf of the Board of Directors of Finlay Enterprises, Inc. (the "Company") pursuant to this proxy statement (to be mailed on or about May 25, 1999) for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the time and place shown in the attached Notice of Annual Meeting. Shares represented by properly executed proxies, if returned in time, will be voted at the Annual Meeting as specified or, if not otherwise specified, in favor of the election as directors of the nominees named herein. Such proxies are revocable at any time before they are exercised by written notice to the Secretary of the Company or by your requesting the return of the proxy at the Annual Meeting. Any later dated proxies would revoke proxies submitted earlier.

                                   RECORD DATE

          The record date for the determination of holders of common stock, par value $.01 per share, of the Company ("Common Stock") who are entitled to notice of and to vote at the Annual Meeting is May 7, 1999 (the "Record Date").

                                VOTING SECURITIES

          As of the Record Date, 10,410,353 shares of Common Stock of the Company were outstanding. Holders of record of Common Stock as of such date will be entitled to one vote for each share held. A majority of all shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are considered present for purposes of determining whether the quorum requirement is met. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote the shares.

          With respect to the matters to come before the shareholders at the Annual Meeting, the election of directors shall be determined by a plurality of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, and only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee, shares present by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes will not be counted towards such nominee's achievement of a plurality.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

5% STOCKHOLDERS

          The following table sets forth information as to each person who, to the knowledge of the Company, was the beneficial owner as of the Record Date of more than 5% of the issued and outstanding Common Stock of the Company.

                                                       SHARES OF COMMON STOCK
                                                       BENEFICIALLY OWNED (1)
                                                       -----------------------
                                                      NUMBER         PERCENTAGE
NAME                                                 OF SHARES        OF CLASS
----                                                 ---------        --------
Thomas H. Lee(2)...............................       984,340           9.5%
Becker Capital Management, Inc.(3).............       853,600           8.2%
Mellon Bank Corporation(4).....................       748,320           7.2%
Rohit M. Desai(5)..............................       704,412           6.8%
David B. Cornstein(6)..........................       635,439           6.1%
FMR Corp(7)....................................       565,000           5.4%
Neuberger Berman, LLC(8).......................       534,400           5.1%

----------------
(1) Based on 10,410,353 shares issued and outstanding on the Record Date. Except as noted below, each beneficial owner has sole voting power and sole investment power, subject (in the case of Messrs. Lee, Desai and Cornstein) to the terms of the Amended and Restated Stockholders' Agreement dated as of March 6, 1995, as amended (the "Stockholders' Agreement"), by and among the Company and certain securityholders of the Company. See "Certain Transactions - Stockholders' Agreement."

(2) Includes 884,455 shares of Common Stock held of record by Thomas H. Lee Equity Partners, L.P., the general partner of which is THL Equity Advisors Limited Partnership, a Massachusetts limited partnership of which Mr. Lee is a general partner, and 99,885 shares of Common Stock held of record by the 1989 Thomas H. Lee Nominee Trust, 979 shares of which are subject to options granted to others. Mr. Lee's address is c/o Thomas H. Lee Company, L.L.C., 590 Madison Avenue, New York, New York 10022.

(3) According to a Schedule 13G dated February 10, 1999 filed with the Securities and Exchange Commission (the "Commission") by Becker Capital Management, Inc., a registered investment advisor ("Becker"), the indicated number of shares is owned by advisory clients of Becker. Becker has sole voting and dispositive powers with respect to all of such shares, but disclaims beneficial ownership thereof. The address for Becker Capital Management, Inc. is 1211 SW Fifth Avenue, Suite 2185, Portland, Oregon 97204.

(4) According to a Schedule 13G dated February 4, 1999 filed with the Commission by Mellon Bank Corporation ("Mellon Bank"), (i) Mellon Bank has sole power to vote 679,920 shares and to dispose of 685,120 shares, and shared power to vote none of such shares and to dispose of 63,200 shares, and (ii) each of Boston Group Holdings, Inc. and The Boston Company, Inc. has sole power to vote 494,250 shares and to dispose of 499,450 shares and shared power to vote none of such shares and to dispose of 63,200 shares. According to such Schedule 13G, Boston Group Holdings, Inc. is a subsidiary of Mellon Bank and is also the parent holding company of The Boston Company, Inc. All of the shares reported in the Schedule 13G are beneficially owned by Mellon Bank and direct or indirect subsidiaries, including Boston Group Holdings, Inc. and The Boston Company, Inc., in their various fiduciary capacities. The address for Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

(5) Includes 704,412 shares of Common Stock held of record by Equity-Linked Investors-II ("ELI-II"). ELI-II is a limited partnership, the general partner of which is Rohit M. Desai Associates-II. As general partner, Rohit M. Desai Associates- II has the power to vote and dispose of these securities. Rohit M. Desai is the managing general partner of Rohit M. Desai Associates-II. Mr. Desai is also the sole stockholder, chairman of the board and president of Desai Capital Management Incorporated ("DCMI"), which acts as an investment advisor to ELI-II. Under the investment advisory agreements between DCMI and ELI-II, decisions as to the voting or disposition of these securities may be made by DCMI. DCMI and Mr. Desai disclaim beneficial ownership of the securities. The address of Mr. Desai and ELI-II is c/o Desai Capital Management Incorporated, 540 Madison Avenue, New York, New York 10022.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
                                      - 2 -

(6) Includes options to acquire 66,667 shares of Common Stock granted in 1995 having an exercise price of $14.00 per share. The address of Mr. Cornstein is c/o the Company, 529 Fifth Avenue, New York, New York 10017.

(7) These shares represent shares reported as beneficially owned by FMR Corp. in a joint filing on a Schedule 13G dated February 1, 1999 filed with the Commission by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. According to said Schedule 13G, members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The Schedule 13G further states that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of the 565,000 shares which are the subject of the Schedule 13G as a result of its acting as investment adviser to Fidelity Low-Priced Stock Fund (the "Fund"), a registered investment company which owns all of such 565,000 shares. Each of Edward C. Johnson 3d (as Chairman of FMR Corp.), FMR Corp. (through its control of Fidelity) and the Fund has sole power to dispose of the 565,000 shares owned by the Fund. Neither FMR Corp. nor Edward C.
          Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund's Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fund's Board of Trustees. The address for FMR Corp., Fidelity and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109.

(8) According to a Schedule 13G dated February 10, 1999 filed with the Commission by Neuberger Berman, LLC ("Neuberger Berman"), Neuberger Berman is deemed to be a beneficial owner of the indicated number of shares since it has shared power to make decisions whether to retain or dispose of, and in some cases the sole power to vote, such shares, which are held by many unrelated clients. Neuberger Berman does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Neuberger Berman has sole power to vote or direct the voting of 414,500 shares, shared power to vote or direct the voting of none of such shares, sole power to dispose of or direct the disposition of none of such shares, and shared power to dispose of or direct the disposition of 534,400 shares. Principals of Neuberger Berman own 17,200 shares in their own personal securities accounts. Neuberger Berman disclaims beneficial ownership of these shares since these shares were purchased with each principal's personal funds and each principal has exclusive dispositive and voting power over the shares held in such principal's respective accounts. The address of Neuberger Berman, LLC is 605 Third Avenue, New York, New York 10158-3698.

DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of the Record Date by (i) each of the Company's directors and nominees for director (other than Messrs. Lee, Desai and Cornstein, information with respect to each of whom is presented above),
(ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or Finlay Fine Jewelry Corporation, a wholly-owned subsidiary of the Company ("Finlay Jewelry" and, together with the Company and all predecessor companies, "Finlay"), listed in the Summary Compensation Table and (iii) all directors and executive officers as a group. The Company owns all of the issued and outstanding capital stock of Finlay Jewelry.
                                                   SHARES OF COMMON STOCK
                                                   BENEFICIALLY OWNED (1)
                                                   ----------------------
                                                   NUMBER      PERCENTAGE
NAME                                              OF SHARES     OF CLASS
----                                              ---------     --------
Arthur E. Reiner(2)(3)...........................  79,279          *
Norman S. Matthews(4)............................  68,000          *
Leslie A. Philip(2)(5)...........................  41,333          *
Joseph M. Melvin(2)(6)...........................  22,000          *

                                                          SHARES OF COMMON STOCK
                                                           BENEFICIALLY OWNED(1)
                                                        ------------------------
                                                          NUMBER     PERCENTAGE
NAME                                                    OF SHARES     OF CLASS
----                                                    ---------     --------
Warren C. Smith, Jr.(7)................................    12,590        *
Barry D. Scheckner(2)(8)...............................    11,760        *
Hanne M. Merriman(9)...................................     5,000        *
James Martin Kaplan(2).................................     4,000        *
Michael Goldstein(10)..................................        --       --
All directors and executive officers
  as a group (12 persons)(11).......................... 2,568,153      24.1%

------------------
*Less than one percent.

(1) Based on 10,410,353 shares issued and outstanding on the Record Date. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock subject to the terms of the Stockholders' Agreement.

(2) The address of Messrs. Reiner, Kaplan, Melvin and Scheckner and Ms. Philip is c/o the Company, 529 Fifth Avenue, New York, New York 10017.

(3) Includes options to acquire 34,632 shares of Common Stock granted in 1995 having an exercise price of $14.00 per share.

(4) Includes options to acquire an aggregate of 68,000 shares of Common Stock having exercise prices ranging from $11.16 to $16.50 per share. Mr. Matthews' address is 650 Madison Avenue, New York, New York 10022.

(5) Includes options to acquire an aggregate of 41,333 shares of Common Stock having exercise prices ranging from $11.19 to $23.1875 per share.

(6) Includes options to acquire an aggregate of 22,000 shares of Common Stock having exercise prices ranging from $14.875 to $24.3125 per share.

(7) Mr. Smith's address is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

(8) Includes options to acquire an aggregate of 11,760 shares of Common Stock having exercise prices ranging from $7.23 to $24.3125 per share.

(9) Includes options to acquire 5,000 shares of Common Stock granted in 1997 having an exercise price of $21.3125 per share. Ms. Merriman's address is c/o Hanne Merriman Associates, 3201 New Mexico Avenue, N.W., Washington, D.C.
          20016.

(10) Does not include an aggregate of 2,000 shares of Common Stock acquired by Mr. Goldstein subsequent to the Record Date. The address of Mr. Goldstein is c/o Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652.

(11) Includes options to acquire an aggregate of 249,392 shares of Common Stock having exercise prices ranging from $7.23 to $24.3125 per share.

          The Company's fiscal year ends on the Saturday closest to January 31. References herein to 1995, 1996, 1997 and 1998 relate to the fiscal years ended on February 3, 1996, February 1, 1997, January 31, 1998 and January 30, 1999, respectively.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of such reports. Based solely on its review of the copies of such forms furnished to the Company by such reporting persons and on the written representations from such reporting persons that no reports on Form 5 were required, the Company believes that during fiscal 1998 all of the reporting persons complied with their Section 16(a) filing obligations.



                              ELECTION OF DIRECTORS

          The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, with the directors of each class to be elected at every third annual meeting of stockholders. The certificate further provides that the number of directors which shall constitute the full Board of Directors may be fixed by the Board of Directors from time to time and that vacancies occurring between annual meetings may be filled only by the Board of Directors, with the directors so chosen to serve until the next annual meeting. In May 1999, the Board of Directors increased the size of the Board from eight to nine members and elected Michael Goldstein to serve as a director of the Company. The Board of Directors has nominated Rohit M. Desai, Michael Goldstein and Thomas H. Lee for the three-year term in the class whose term expires in 2002. The nominees are presently serving as directors of the Company and have expressed their willingness to continue to serve as such. If, for any reason not presently known, any of said nominees is not available for election, the proxies will be voted for substitute nominees, if any. See "Certain Transactions -- Stockholders' Agreement."

RECOMMENDATION OF THE BOARD OF DIRECTORS

          The Board of Directors recommends a vote FOR election as directors for the three-year term in the class whose term expires in 2002 the nominees identified above.

INFORMATION REGARDING DIRECTORS

Information regarding each of the nominees is set forth below:


                                                                  YEAR OF ANNUAL
                                                                    MEETING AT
                                                         DIRECTOR   WHICH TERM
NAME                 PRINCIPAL OCCUPATION          AGE    SINCE    WILL EXPIRE
----                 --------------------          ---    -----    -----------
Rohit M. Desai       Chairman and President of     60      1993       2002
                     Desai Capital Management
                     Incorporated

Michael Goldstein    Chairman of the Board         57      1999       2002
                     of Toys "R" Us, Inc.

Thomas H. Lee        President of Thomas H.        55      1993       2002
                     Lee Company


The following persons will continue to serve as directors after the meeting:

                                                                  YEAR OF ANNUAL
                                                                    MEETING AT
                                                         DIRECTOR   WHICH TERM
NAME                 PRINCIPAL OCCUPATION          AGE    SINCE    WILL EXPIRE
----                 --------------------          ---    -----    -----------

David B. Cornstein   Chairman Emeritus of the       60     1988        2000
                     Company and Principal,
                     Pinnacle Advisors Limited

James Martin Kaplan  Partner, Tenzer Greenblatt     54     1988        2000
                     LLP, attorneys-at-law

Arthur E. Reiner     Chairman of the Board,         58     1995        2000
                     President and Chief
                     Executive Officer of the
                     Company and Chairman
                     and Chief Executive
                     Officer of Finlay Jewelry

Norman S. Matthews   Retail Consultant              66     1993        2001

Hanne M. Merriman    Principal, Hanne Merriman      57     1997        2001
                     Associates

Warren C. Smith, Jr. Managing Director of           42     1993        2001
                     Thomas H. Lee Company



          DIRECTORS. Messrs. Desai, Lee, Matthews and Smith and Ms. Merriman have each been engaged in the principal occupation identified above for more than the past five years. Mr. Desai is also a director of The Rouse Company, Sunglass Hut International, Incorporated and Independence Community Bank Corp. Mr. Lee is also a director of First Security Services Corporation, Livent, Inc., Miller Import Corporation, Safelite Glass Corporation and Vail Resorts, Inc. Mr. Matthews is also a director of Toys "R" Us, Inc., The Progressive Corporation, Lechters, Inc., Eye Care Centers of America, Inc. and Sunoco, Inc. Mr. Smith is also a director of Rayovac Corporation, Eye Care Centers of America, Inc. and Just For Feet, Inc. Ms. Merriman is also a director of US Airways Group, Inc., Ameren Corp., Central Illinois Public Service Company, State Farm Mutual Automobile Insurance Company, The Rouse Company, Ann Taylor Stores Corporation and T. Rowe Price Mutual Funds and is a member of the National Women's Forum and a director of the Children's Hospital Foundation (part of the Children's National Medical Center). Since February 1998, Mr. Goldstein has been Chairman of the Board of Toys "R" Us, Inc., where he was Vice Chairman of the Board and Chief Executive Officer from February 1994 to February 1998. Mr. Goldstein is also a director of Houghton Mifflin Company. Mr. Cornstein is a director of TeleHubLink Corporation. Mr. Kaplan joined the law firm of Tenzer Greenblatt LLP in 1998 and, from 1977 to 1998, was a partner with the law firm of Zimet, Haines, Friedman & Kaplan. Mr. Reiner is a director of Loehmann's, Inc.

          EXECUTIVE OFFICERS. Mr. Reiner, Joseph M. Melvin (Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry), Leslie A. Philip (Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry) and Barry D. Scheckner (Senior Vice President and Chief Financial Officer of the Company and Finlay Jewelry) are the executive officers of the Company. Mr. Melvin, age 48, was appointed as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry on May 1, 1997. From September 1975 to March 1997, Mr. Melvin served in various positions with The May Department Stores Company ("May Department Stores"), including, from 1990 to March 1997, as Chairman of the Board and Chief Operating Officer of Filene's (a division of May Department Stores). Ms. Philip, age 52, has served as Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry since May 1997. From May 1995 to May 1997, Ms. Philip was Executive Vice President - Merchandising and Sales Promotion of Finlay Jewelry. From 1993 to

May 1995, Ms. Philip was Senior Vice President - Advertising and Sales Promotion of R.H. Macy & Co., Inc., and from 1988 to 1993, Ms. Philip was Senior Vice President - Merchandise - Fine Jewelry at Macy's. Mr. Scheckner, age 49, has served as Senior Vice President and Chief Financial Officer of Finlay Jewelry since December 1988 and Senior Vice President and Chief Financial Officer of the Company since September 1992.

COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors has standing Audit, Compensation, Nominating and Executive Committees. No director who serves on the Compensation Committee is an officer or employee of the Company or any of its subsidiaries.

          The Audit Committee reviews the preparations for and scope of the audit of the Company's annual financial statements, reviews drafts of such statements, makes recommendations as to the engagement and fees of the independent auditors and monitors the functioning of the Company's accounting and internal control systems by meeting with representatives of management, the independent auditors and the Company's internal auditors. The Committee has direct access to the independent auditors, the internal auditors and counsel to the Company, and it performs such other duties relating to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The Audit Committee met twice during fiscal 1998. The current members of the Audit Committee are Ms. Merriman, its Chairman, and Messrs. Goldstein, Kaplan, Reiner and Smith.

          The Compensation Committee supervises and makes recommendations with respect to employee compensation levels and all benefit plans involving employees of the Company. It also approves, upon the recommendation of the Chairman of the Board of Directors and President or other appropriate officer, the terms of employment of all officers of the Company (except the Chairman of the Board and President) and recommends the terms of employment of the Chairman of the Board and President to the Board of Directors for approval. The Compensation Committee also administers the Company's 1993 Long Term Incentive Plan, as amended (the "1993 Plan"), and the 1997 Long Term Incentive Plan, as amended (the "1997 Plan"), including the grant of options and stock appreciation rights thereunder. The Compensation Committee met six times during fiscal 1998. The current members of the Compensation Committee are Mr. Lee, its Chairman, and Messrs. Desai and Matthews.

          The Nominating Committee was established in fiscal 1998 to provide recommendations to the Board of Directors regarding nominees for director and membership on Board committees. The Nominating Committee will consider nominees recommended by stockholders. Prior to the formation of the Nominating Committee, the functions of such Committee were performed by the full Board of Directors. The Nominating Committee met once during fiscal 1998. The current members of the Nominating Committee are Mr. Reiner, its Chairman, and Messrs.
Desai and Lee.

          The Executive Committee has all the powers of the Board of Directors in the management of the business and affairs of the Company, except as such powers are limited by the Delaware General Corporation Law. The Executive
Committee met once during fiscal 1998. The current members of the Executive Committee are Mr. Lee, its Chairman, and Messrs. Cornstein, Desai, Kaplan, Matthews and Reiner.

          The Board of Directors met six times during fiscal 1998. With the exception of Mr. Desai, who attended four of the six meetings of the Board of Directors, no director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees thereof which he was eligible to attend.

DIRECTORS' COMPENSATION

          Directors who are employees receive no additional compensation for serving as members of the Board. Messrs. Lee, Desai, Smith and Kaplan receive no compensation for serving as directors of the Company. For a discussion of certain fees paid to affiliates of Messrs. Lee and Desai, see "-- Compensation Committee Interlocks and Insider Participation." For serving as a director of the Company, Messrs. Goldstein and Matthews and Ms. Merriman each receive aggregate compensation at the rate of $20,000 per year. Each of Mr. Goldstein and Ms. Merriman also receives a fee of $1,000 for each regular and special meeting attended and a fee of $500 for each committee meeting attended. On May 18, 1999, Mr. Goldstein was granted options to purchase 5,000 shares of Common Stock at a price of $13.4375 per share, all of which options will vest on the first anniversary of the date of grant. Mr. Matthews has been granted, from July 1993 through March 1999, options to purchase an aggregate of 100,000 shares of Common Stock having exercise prices ranging from $8.50 to $16.50 per share. Mr. Matthews' options are subject to various vesting periods of up to five years. Ms. Merriman was granted, effective as of December 3, 1997, options to purchase 5,000 shares of Common Stock at a price of $21.3125 per share and, on March 1, 1999, was granted options to purchase 5,000 shares of Common Stock at a price of $8.50 per share. All of Ms. Merriman's options vest on the first anniversary of the date of grant. A company as to which Mr. Cornstein is a principal receives compensation from Finlay pursuant to a consulting agreement. See information under the caption "Executive Compensation--Employment and Other Agreements and Change of Control Arrangements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Compensation Committee is presently comprised of Rohit M. Desai, Thomas H. Lee and Norman S. Matthews. All decisions with respect to executive compensation of both the Company and Finlay Jewelry and all decisions with respect to benefit plans involving employees of both the Company and Finlay Jewelry are currently made by the Compensation Committee. None of the present Compensation Committee members were, at any time, an officer or employee of the Company or any of its subsidiaries.

          In connection with a series of transactions which recapitalized the Company in May 1993 (the "1993 Recapitalization"), the Company, an affiliate of Thomas H. Lee Company (together with its affiliate transferees, the "Lee Investors"), partnerships managed by DCMI (collectively, the "Desai Investors"), certain members of management of the Company (the "Management Stockholders") and certain other stockholders entered into (i) a registration rights agreement (the "Registration Rights Agreement"), which grants certain registration rights to the Lee Investors, the Desai Investors and the Management Stockholders, and (ii) the Stockholders' Agreement, which granted certain rights to, and imposed certain restrictions on the rights of, the Lee Investors, the Desai Investors, the Management Stockholders and certain other stockholders with respect to the Common Stock and corporate governance of the Company. The Stockholders' Agreement was amended and restated in connection with the Company's April 1995 initial public offering (the "Initial Public Offering"). See "Certain Transactions."

          The Company and Finlay Jewelry have entered into management agreements with each of Thomas H. Lee Company (the "Lee Management Agreement") and DCMI (the "Desai Management Agreement" and, together with the Lee Management Agreement, the "Management Agreements"), affiliates of Mr. Lee and Mr. Desai, respectively. Pursuant to the Management Agreements, Thomas H. Lee Capital LLC (as assignee of Thomas H. Lee Company) and DCMI receive $180,000 and $60,000 per year plus expenses, respectively, for consulting and management advisory services rendered to the Company and Finlay Jewelry. Each of the Management Agreements, which terminate in May 2000, will be automatically renewable on an annual basis unless any party thereto serves notice of termination at least 90 days prior to the renewal date. Each of the Management Agreements contains provisions entitling the managing company to indemnification under certain circumstances for losses incurred in the course of service to the Company or Finlay Jewelry.

          Mr. Matthews receives compensation at the rate of $20,000 per year for his services as a director. For a discussion of certain options granted to Mr. Matthews, see "--Directors' Compensation."

          Any future transactions between the Company and/or Finlay Jewelry and the officers, directors and affiliates thereof will be on terms no less favorable to the Company and Finlay Jewelry than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested directors of the Company or Finlay Jewelry, as the case may be.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

          The following table sets forth information with respect to the compensation in fiscal years 1998, 1997 and 1996 of Finlay's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or Finlay Jewelry, including the Company's former Chairman (collectively, the "Named Executive Officers").

                                                 ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                     ----------------------------------------------   ------------------------
                                                                                                    Number of
                                                                                     Restricted    Securities
       NAME AND PRINCIPAL                                            Other Annual      Stock        Underlying         All Other
            POSITION                 YEAR     SALARY     BONUSES    COMPENSATION (1)   AWARDS    TIONS/SARS (2)     COMPENSATION (3)
           ----------                ----     ------     -------    ----------------   -------   --------------     ----------------

Arthur E. Reiner                     1998   $  750,000  $   -           $17,642         --               --           $428,016(4)
Chairman, President                  1997      750,000   271,425         17,706         --          300,000             28,481
and Chief Executive Officer          1996      700,000   253,750             --         --               --             27,495
of the Company and Chairman
and Chief Executive Officer
of Finlay Jewelry

DAVID B. CORNSTEIN                   1998   $  600,000  $   -           $42,686         --               --           $ 52,144
Chairman Emeritus and                1997      600,000   137,300         42,840         --               --             52,609
former Chairman of the               1996      600,000   137,500         42,977         --               --             51,623
Company

JOSEPH M. MELVIN (5)                 1998   $  367,100  $ 85,000             --         --           30,000           $387,241(6)
Executive Vice President and         1997      263,200   120,000             --         --           50,000            154,314(6)
Chief Operating Officer of the       1996           --          -            --         --               --                 --
Company and President and
Chief Operating Officer of
Finlay Jewelry

LESLIE A. PHILIP                     1998   $  376,700  $110,000             --         --           30,000           $  9,626
Executive Vice President and         1997      350,500   127,000             --         --           46,667             10,091
Chief Merchandising Officer          1996      320,000   116,000             --         --               --              8,730
of the Company and Finlay
Jewelry

BARRY D. SCHECKNER                   1998   $  311,700  $ 50,000             --         --           20,000           $  8,919
Senior Vice President and            1997      300,500   109,000             --         --           13,000              9,384
Chief Financial Officer of the       1996      300,000   109,000             --         --               --              8,398
Company and Finlay Jewelry


(1) Represents tax equalization payments made in connection with life insurance premiums paid by Finlay on behalf of the Named Executive Officers.

(2)   See "-- Option/SAR Grants in 1998".

(3) Includes for each Named Executive Officer the sum of the following amounts earned in 1998, 1997 and 1996 for such Named Executive Officer:

                                           LIFE              RETIREMENT          MEDICAL
                                        INSURANCE (A)       BENEFITS (B)       BENEFITS (C)
                                        ------------        ------------       ------------
Arthur E. Reiner..............   1998   $     20,176        $     5,200        $   2,640
                                 1997         20,176              5,575            2,730
                                 1996         20,176              5,375            1,944



                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
                                      - 9 -

                                                            LIFE            RETIREMENT       MEDICAL
                                                        INSURANCE (a)      BENEFITS (b)    BENEFITS (c)
                                                        ------------       ------------    ------------
David B. Cornstein...........................  1998     $    44,304        $     5,200     $     2,640
                                               1997          44,304              5,575           2,730
                                               1996          44,304              5,375           1,944

Joseph M. Melvin.............................  1998     $     1,079        $     5,035     $     2,640
                                               1997             540                 --           2,048
                                               1996              --                 --              --

Leslie A. Philip.............................  1998     $     1,786        $     5,200     $     2,640
                                               1997           1,786              5,575           2,730
                                               1996           1,786              5,000           1,944

Barry D. Scheckner...........................  1998     $     1,079        $     5,200     $     2,640
                                               1997           1,079              5,575           2,730
                                               1996           1,079              5,375           1,944

          (a) Insurance premiums paid by Finlay with respect to life insurance for the benefit of the Named Executive Officer.

          (b) The dollar amount of all matching contributions and profit sharing contributions under Finlay's 401(k) profit sharing plan allocated to the account of the Named Executive Officer.

          (c) The insurance premiums paid in respect of the Named Executive Officer under Finlay's Executive Medical Benefits Plan.

(4) In addition to the other compensation set forth in Note 3 above, Finlay made a payment to Mr. Reiner in an aggregate amount of $400,000, consisting of (i) the reimbursement of Mr. Reiner for the interest paid in respect of the loan made by the Company to him in 1995 for the purpose of his purchase of shares of Common Stock of the Company upon the commencement of his employment with Finlay and (ii) a special bonus of $125,000 in connection with the Company's April 1998 public offering of Common Stock and certain related transactions. See "Certain Transactions -- The 1998 Offering."

(5) Mr. Melvin commenced employment with Finlay on May 1, 1997 and the salary above for 1997 reflects only compensation for the period from May 1, 1997 through January 31, 1998. Mr. Melvin's annual salary for 1997 was at the rate of $350,000.

(6) In addition to the other compensation set forth in Note 3 above, Mr. Melvin received $378,487 and $151,726 in 1998 and 1997, respectively, for reimbursement of relocation expenses.

          Mr. Reiner was named Chairman of the Company effective February 1, 1999 and, from January 1995 to such date, served as Vice Chairman of the Company. Mr. Reiner has also served as President and Chief Executive Officer of the Company since January 30, 1996 and as Chairman of the Board and Chief Executive Officer of Finlay Jewelry since January 3, 1995. Mr. Cornstein retired from day-to-day involvement with the Company effective January 31, 1999 and continues as the Chairman Emeritus of the Company and is a Principal of Pinnacle Advisors Limited, which has served as a consultant to Finlay since February 1999. For a discussion of the employment and other arrangements with Messrs. Reiner and Cornstein, see "-- Employment and Other Agreements and Change of Control Arrangements".

LONG TERM INCENTIVE PLANS

          The Company currently has two long-term incentive plans, for which it has reserved a total of 1,582,596 shares of Common Stock for issuance in connection with awards. Of this total, 732,596 shares of Common Stock have been reserved for issuance under the 1993 Plan, of which 153,744 shares have been issued to date in connection with exercises of options granted under the 1993 Plan and 563,718 shares are reserved for issuance upon exercise of currently outstanding options. The remaining 15,134 shares of Common Stock are available for future grants under the 1993 Plan. The 1997 Plan, which is intended as a successor to the 1993 Plan, is similar to the 1993 Plan and provides for the grant of the same types of awards as are available under the 1993 Plan (the 1997 Plan, together with the 1993 Plan, being collectively referred to herein as the "Incentive Plans"). The maximum number of shares of Common Stock available for issuance under the 1997
Plan is 850,000. Of this total, 2,600 shares have been issued to date in connection with exercises of options granted under the 1997 Plan and 571,782 shares are reserved for issuance upon exercise of currently outstanding options. The remaining 275,618 shares of Common Stock are available for future grants under the 1997 Plan. See "--Option/SAR Grants in 1998".

          The Incentive Plans permit the Company to grant to key employees of the Company and its subsidiaries, consultants and certain other persons and directors of the Company, the following: (i) stock options; (ii) stock
appreciation   rights  in  tandem  with  stock  options;   (iii)  limited  stock
appreciation rights in tandem with stock options; (iv) restricted or nonrestricted stock awards subject to such terms and conditions as the Compensation Committee shall determine; (v) performance units which are based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in Common Stock in the discretion of the Company's Compensation Committee; or (vi) any combination of the foregoing. The 1997 Plan provides, however, that no participant may be granted, during any fiscal year, options or other awards relating to more than 175,000 shares of Common Stock.

          Under the Incentive Plans, the Company may grant stock options which are either "incentive stock options" ("Incentive Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-incentive stock options ("Non-incentive Options"). Incentive Options are designed to result in beneficial tax treatment to the optionee, but no tax deduction for the Company. Nonincentive Options will not give the optionee the tax benefits of Incentive Options, but generally will entitle the Company to a tax deduction when and to the extent income is recognized by the optionee.

          The Incentive Plans are administered by the Compensation Committee of the Company's Board of Directors which, pursuant to the Incentive Plans, consists of at least two directors. Subject to the provisions of the Incentive Plans, the Compensation Committee has sole discretion (i) to select the individuals to participate in the Incentive Plans, (ii) to determine the form and substance of grants made under the Incentive Plans to each participant, and the conditions and restrictions, if any, subject to which grants are made, (iii) to interpret the Incentive Plans and (iv) to adopt, amend or rescind rules and regulations for carrying out the Incentive Plans as it may deem appropriate.

          The Incentive Plans provide that the per share exercise price of an option granted under the plans shall be determined by the Compensation Committee. The exercise price of an Incentive Option may not, however, be less than 100% of the fair market value of the Common Stock on the date the option is granted and the duration of an Incentive Option may not exceed ten years from the date of grant. In addition, an Incentive Option that is granted to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the "employer corporation" (as used in the Code) or any parent or subsidiary thereof shall have a per share exercise price which is at least 110% of the fair market value of the Common Stock on the date the option is granted and the duration of any such option may not exceed five years from the date of grant. Options granted under the Incentive Plans become exercisable at such time or times as the Compensation Committee may determine at the time the option is granted. Options are nontransferable (except by will or intestacy on the death of the optionee) and during a participant's lifetime are exercisable only by the participant.

          In making grants to employees under the Incentive Plans, the Company has on occasion utilized a uniform Agreement and Certificate of Option (the "Option Agreement"), under which the Company grants ten-year options, subject to various vesting periods of up to five years. The Option Agreement contains transfer and certain other restrictions and provides that options not vested may expire, or shares acquired upon exercise of options may be repurchased at their exercise price, in the event of termination of employment under certain circumstances. In addition, the Option Agreement provides that (i) if an optionee's employment is terminated for "Cause" (as defined in the Option Agreement), such optionee's options will terminate immediately, (ii) if an optionee's employment is terminated due to death, "Disability" or "Retirement" (each as defined in the Incentive Plans), such optionee's options become fully vested and exercisable for a period of 21 days following such termination and
(iii) if an optionee's employment is terminated for any other reason, such optionee's options remain exercisable to the extent vested for a period of 21 days following such termination.

          The Incentive Plans may be amended or terminated by the Board at any time, but no such termination or amendment may, without the consent of a participant, adversely affect the participant's rights with respect to previously granted awards. Under the 1993 Plan, the approval of the Company's stockholders is required for any amendment (i) to increase the maximum number of shares subject to awards under the 1993 Plan, (ii) to change the class of persons eligible to participate and/or receive incentive stock options under the 1993 Plan, (iii) to change the requirements for serving on the Compensation Committee or (iv) to increase materially the benefits accruing to participants under the 1993 Plan. Under the 1997 Plan, the approval of the Company's stockholders is required to amend the 1997 Plan if the Compensation Committee determines that such approval would be necessary to retain the benefits of Rule 16b-3 under the Exchange Act (with respect to participants who are subject to Section 16 thereof), Section 162(m) of the Code (with respect to "covered employees" within the meaning of Section 162(m) of the Code) or Section 422 of the Code (with respect to Incentive Options), or if stockholder approval is otherwise required by federal or state law or regulation or the rules of any exchange or automated quotation system on which the Common Stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit the proposed amendment for stockholder approval.

          Subject to certain limitations set forth in the Incentive Plans, if the Compensation Committee determines that any corporate transaction or event affects the shares of Common Stock (or other securities or property subject to an award under the Incentive Plans) such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plans, then the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares (or other securities or property) with respect to which awards may be granted under the Incentive Plans, (ii) the number and type of shares (or other securities or property) subject to outstanding awards under the Incentive Plans or (iii) the grant or exercise price with respect to any awards under the Incentive Plans or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award (which, in the case of an option, will be equal to the positive difference, if any, between the Market Value (as defined in the Incentive Plans) of the shares covered by such option, as determined immediately prior to such corporate transaction or event, and the exercise price per share of such option).

OPTION/SAR GRANTS IN FISCAL 1998

          In 1998, the Company granted options to purchase a total of 201,067 shares of Common Stock, of which options to purchase 30,000, 30,000 and 20,000 shares were granted to Mr. Melvin, Ms. Philip and Mr. Scheckner, respectively, at exercise prices ranging from $8.25 to $24.3125 per share. All of these options were granted under the 1997 Plan. Such options include 10,000 options granted in June 1998 to each of Mr. Melvin and Mr. Scheckner, which options vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant. The balance of the options granted to Mr. Melvin and Mr. Scheckner, and all of the options granted to Ms. Philip, were granted in December 1998 and vest and become exercisable 50% on December 1, 2000 and 50% on December 1, 2001.

          The following table provides information related to the options granted to the Named Executive Officers during 1998. No stock appreciation rights were issued by the Company in 1998.


                                                  INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE VALUE
                       -------------------------------------------------------------------           AT ASSUMED ANNUAL RATES
                        NUMBER OF         % OF TOTAL                                                      OF STOCK PRICE
                        SECURITIES       OPTIONS/SARS                                                      APPRECIATION
                        UNDERLYING        GRANTED TO      EXERCISE OR                                   FOR OPTION TERM ($)
                       OPTIONS/SARS      EMPLOYEES IN     BASE PRICE                                     ------------------
NAME                   GRANTED (#)       FISCAL YEAR       ($/SHARE)          EXPIRATION DATE(S)           5%          10%
-----------------------------------     -------------     -----------         ------------------          ----        ----
Arthur E. Reiner......       --               --                  --               --                         --         --
David B. Cornstein....       --               --                  --               --                         --         --
Joseph M. Melvin......   30,000             14.9           8.25 & 24.3125     6/22/08 & 12/1/08          256,668    650,446
Leslie A. Philip......   30,000             14.9           8.25                 12/1/08                  155,651    394,451
Barry D. Scheckner....   20,000              9.9           8.25 & 24.3125     6/22/08 & 12/1/08          204,784    518,962


CERTAIN INFORMATION CONCERNING STOCK OPTIONS/SARS

          The following table sets forth certain information with respect to stock options exercised in fiscal 1998 as well as the value of stock options at the fiscal year end. No stock appreciation rights were exercised during fiscal 1998.

                                     AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION/SAR VALUE

                                                                             NUMBER OF
                                                                            SECURITIES               VALUE OF
                                                                            UNDERLYING              UNEXERCISED
                                                                            UNEXERCISED            IN-THE-MONEY
                                                                           OPTIONS/SARS           OPTIONS/SARS AT
                                          SHARES                            AT YEAR-END            YEAR-END ($)
                                         ACQUIRED          VALUE           EXERCISABLE/            EXERCISABLE/
                NAME                   ON EXERCISE       REALIZED         UNEXERCISABLE         UNEXERCISABLE (1)
               ------                  -----------       --------         -------------         -----------------
Arthur E. Reiner....................        --              --           34,632 / 334,631           -- / --
David B. Cornstein..................        --              --           53,333 /  13,333           -- / --
Joseph M. Melvin....................        --              --           10,000 /  70,000           -- / $55,000
Leslie A. Philip....................        --              --           29,333 /  80,667           -- / $82,500
Barry D. Scheckner..................      18,200          $253,573        6,880 /  29,920       $9,048 / $27,500

(1) The value of Unexercised In-the-Money Options/SARs represents the aggregate amount of the excess of $11.00, the closing price for a share of Common Stock at year end, over the relevant exercise price of all "in-the-money" options.

EMPLOYMENT AND OTHER AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

          Finlay has entered into an employment agreement with Arthur E. Reiner to employ Mr. Reiner as President and Chief Executive Officer of the Company for a term expiring on January 31, 2001. On February 1, 1999, Mr. Reiner became Chairman of the Company. Pursuant to the employment agreement, Mr. Reiner receives an annual base salary of $750,000, subject to increases at the discretion of the Board of Directors of the Company. In addition to his annual base salary, Mr. Reiner is entitled to an annual bonus payment based on a target incentive amount equal to one-half of his base salary for the applicable year (the "Incentive Amount"). The payment of the bonus in respect of a particular year will be based on the achievement by Finlay of certain financial performance criteria based on EBITA-FIFO (the "Target Level"), with 20% of the Incentive Amount payable if 90% of the Target Level is achieved, increasing incrementally on a pro rata basis to 80% of the Incentive Amount payable if 100% of the Target Level is achieved, increasing further incrementally on a pro rata basis to 160% of the Incentive Amount payable if 140% of the Target Level is achieved, and if over 140% of the Target Level is achieved, the annual bonus payment shall equal 160% of the Incentive Amount plus 1% of the Incentive Amount for each percentage point by which Finlay's measured performance exceeds 140% of the Target Level. Notwithstanding the foregoing, with respect to 1996 and 1997, pursuant to the terms of his employment agreement, Mr. Reiner received bonuses in the amounts of $253,750 and $271,425, respectively. No bonus was paid to Mr. Reiner in 1998 pursuant to the terms of his employment agreement.

          Under the agreement, Mr. Reiner received in January 1995 options under the 1993 Plan to purchase 69,263 shares of Common Stock at an exercise price of $14.00 per share. Of those options, one-half were time-based and one-half performance-accelerated, vesting in ten years subject to accelerated vesting upon achievement of specified performance goals. All of the time-based options are vested. To date, none of the performance-accelerated options have vested.

          In the event of Mr. Reiner's termination of employment either by the Company for "Cause" (as defined in the agreement), by Mr. Reiner for any reason (other than "Good Reason", as defined in the agreement) or as a result of Mr. Reiner's death or Disability (as defined in the agreement), all the performance-accelerated options shall terminate. In the event of Mr. Reiner's termination of employment either by the Company without "Cause" or by Mr. Reiner for "Good Reason," all the performance-accelerated options shall thereupon become fully exercisable. In addition, in the event of a "Change of Control" (as defined in the agreement), the performance-accelerated options will vest to the extent (a) the "Enterprise Value" of the Company (as defined in the agreement) exceeds certain established "Enterprise Value" targets set forth in the agreement with respect to the fiscal year in which the "Change of Control" occurs or (b) the "Change of Control" represents a per share of Common Stock transaction price in excess of 130% of the fair market value per share of Common Stock determined immediately prior to the public announcement of such "Change of Control."

          Upon the commencement of his employment, Mr. Reiner purchased 138,525 shares of Common Stock (the "Purchased Shares") at a purchase price of $7.23 per share. The aggregate purchase price of the Purchased Shares was paid in the form of a note issued by Mr. Reiner to the Company, the repayment of which was secured by the Purchased Shares and certain proceeds received by Mr. Reiner upon disposition of the Purchased Shares or upon any distribution paid on or with respect to the Purchased Shares. On April 24, 1998, in connection with the sale by Mr. Reiner of 100,000 of the Purchased Shares, Mr. Reiner repaid the outstanding balance of the note. Mr. Reiner was subsequently reimbursed for the interest paid by him in respect of such note. In the event Mr. Reiner's employment is terminated under certain circumstances, the remaining Purchased Shares (together with vested options and shares issued upon exercise of vested options ("Option Shares")) are subject to certain call rights. In the event the Company does not exercise its call rights, the rights may be exercised by the Lee Investors and the Desai Investors, pro rata based on their respective ownership of Common Stock. The remaining Purchased Shares and Option Shares are subject to certain restrictions on transfer and registration rights set forth in Mr. Reiner's employment agreement and are subject to the Stockholders' Agreement and the Registration Rights Agreement, other than the provisions thereof relating to restrictions on transfer. See "Certain Transactions -- Stockholders' Agreement" and "Certain Transactions -- Registration Rights Agreement."

          Under Mr. Reiner's agreement, subject to certain specified limitations, Finlay is required to maintain life insurance on the life of Mr. Reiner in the amount of $5.0 million, payable to his beneficiaries, and to provide Mr. Reiner with catastrophic health insurance. In addition, Finlay is required to reimburse Mr. Reiner for any income taxes owed by him as a result of the premiums paid by Finlay with respect to such life insurance. The employment agreement also provides for Mr. Reiner to receive an annual allowance for business use of an automobile of up to $15,000.

          Mr. Reiner's agreement provides that if his employment is terminated prior to a "Change of Control" either by the Company without "Cause" or by Mr. Reiner for "Good Reason," Mr. Reiner will continue to receive his base salary for the balance of the term and bonus compensation (calculated as though 110% of the Target Level were achieved) as if such termination had not occurred. In the event he is terminated without "Cause" and coincident with or following a "Change of Control," Mr. Reiner shall be entitled to a lump sum payment equal to 299% of his "base amount" (as defined in Section 280G(b)(3) of the Code). In the event that Mr. Reiner voluntarily terminates his employment within one year following a "Change of Control" in connection with which the acquirer did not expressly assume Mr. Reiner's agreement and extend its term for an additional three years or otherwise offer Mr.

Reiner a contract on terms no less favorable than those provided under the existing agreement providing for a term of at least three years, or if he terminates his employment following a "Change of Control" for "Good Reason," he will be entitled to a payment equal to 299% of the "base amount." In the event that Mr. Reiner is terminated for "Cause" or if he voluntarily terminates his employment without "Good Reason" prior to the occurrence of a "Change of Control," he shall be entitled to receive his base salary through the date of termination and any bonus earned with respect to a previously completed fiscal year which remains unpaid. Payments made to Mr. Reiner upon termination of employment are subject to certain restrictions in the event that such payments constitute "parachute payments" under Section 280G(b)(2) of the Code. In addition, Mr. Reiner is required to mitigate certain payments made to him under the agreement under certain limited circumstances.

          Under Mr. Reiner's agreement, a "Change of Control" occurs when (i) a person or group other than certain of the Company's existing stockholders and certain related parties becomes the beneficial owner of 50% or more of the aggregate voting power of the Company, (ii) during any period of two consecutive calendar years, there are certain changes in the composition of the Company's Board of Directors or (iii) there is a sale of all or substantially all of the Company's assets.

          A portion of any payments which may be made upon a "Change of Control" may be deemed an "excess parachute payment" within the meaning of the Code, in which event the portion will not be a deductible expense for tax purposes for the Company.

          On March 5, 1997, Mr. Reiner received options under the 1993 Plan to purchase an aggregate of 139,719 shares of Common Stock at an exercise price of $14.00 per share. Such options vest and become exercisable on January 2, 2001 so long as Mr. Reiner remains employed by the Company on such date; provided, however, that such options are subject to early vesting and early termination under certain circumstances and are subject to various conditions. The Company has also granted to Mr. Reiner an additional 160,281 options under the 1997 Plan, which options have an exercise price of $13.875 per share and are subject to similar terms and conditions regarding vesting and termination.

          Effective May 26, 1993, Mr. Cornstein entered into an employment agreement with Finlay, which agreement expired on January 31, 1999, providing for his employment as President and Chief Executive Officer, and his appointment as Chairman of the Board of the Company. Under his employment agreement, Mr. Cornstein was entitled to an annual salary of $600,000 plus bonus. Pursuant to Mr. Cornstein's employment agreement, Finlay was required to maintain insurance on the life of Mr. Cornstein, payable to his beneficiaries, and Mr. Cornstein was entitled to reimbursement for income tax liability resulting from Finlay's payment of premiums. On March 30, 1995, Mr. Cornstein received options under the 1993 Plan to purchase an aggregate of 66,667 shares of Common Stock at an exercise price of $14.00 per share, all of which options have vested.

          On January 30, 1996, Mr. Reiner was appointed President and Chief Executive Officer of the Company. On February 1, 1999, Mr. Reiner was named Chairman of the Company and Mr. Cornstein became Chairman Emeritus of the Company. On February 1, 1999, Finlay and Pinnacle Advisors Limited, a company as to which Mr. Cornstein is a principal ("Pinnacle"), entered into a two year consulting agreement pursuant to which Pinnacle was engaged to provide consulting services and it was agreed that, if available, Mr. Cornstein will attempt to act for Pinnacle in the performance of services thereunder. The consulting agreement provides that Pinnacle shall receive compensation in the amount of $225,000 per year.

          On May 1, 1997, the Company appointed Mr. Melvin to serve as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry. The Company has agreed to pay to Mr. Melvin an annual base salary of at least $350,000 as well as an annual bonus based on the achievement of certain targets. In addition, Mr. Melvin was paid a $25,000 bonus upon his joining the Company and, in July 1997, received from Finlay a $295,000 non-interest-bearing loan, which was repaid in full on July 16, 1998. On May 1, 1997, Finlay granted to Mr. Melvin options under the 1997 Plan to purchase 50,000 shares of Common Stock at an exercise price per share equal to $14.875, vesting in equal installments on each of the first five anniversaries of the respective grant dates. Mr. Melvin is also eligible for benefits that are available to other senior executives of Finlay, including reimbursement of moving and relocation expenses. If Mr. Melvin's employment is terminated by Finlay without cause (not including death or disability) or his title is changed to a lesser title, he is entitled to receive a lump sum payment equal to one year's base salary. On February 22, 1999, Finlay agreed with Mr. Melvin that in the event he continues to be employed by Finlay or an affiliate on February 1, 2001, Finlay shall pay to Mr. Melvin a special bonus of $125,000, and in the event he continues to be so employed on February 1, 2002, Finlay shall pay to him an additional special bonus of $75,000.

          On February 22, 1999, Finlay agreed with Ms. Leslie Philip, the Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry, that in the event she continues to be employed by Finlay or an affiliate on February 1, 2001, Finlay shall pay to Ms. Philip a special bonus of $200,000 and in the event she continues to be so employed on February 1, 2002, Finlay shall pay to her an additional special bonus of $150,000.

INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

          Finlay has entered into indemnification agreements with each of its directors and certain of its executive officers. For a complete description of these agreements, see "Certain Transactions -- Certain Other Transactions."

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Compensation Committee consists of Thomas H. Lee, Rohit M. Desai and Norman S. Matthews, each of whom is a non-employee member of the Board of Directors. The Committee met six times in the fiscal year ended January 30, 1999 to afford the members the opportunity to consider all compensation related matters. For purposes hereof, the Compensation Committee will be referred to herein as the "Committee."

          GENERAL. The Company's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executives and to provide incentives to its senior management to enhance profitability and stockholder returns. The Committee believes such objectives are best achieved by having a substantial portion of an executive officer's cash compensation tied to annual earnings of the Company or the relevant business unit and by providing long-term incentives through the use of stock options. The Committee also believes in rewarding exceptional performance and contributions to the development of the Company's business.

          To achieve these objectives and to retain the services of senior management for an extended period, the Company has entered into employment agreements with certain of its executive officers. The terms of each employment agreement are more particularly described under the heading "Employment and Other Agreements and Change of Control Arrangements." These agreements provide for a competitive base salary plus a cash bonus which is based on the annual financial performance of the Company. By calculating a major component of the executive's cash compensation on the basis of annual financial performance, the Committee seeks to encourage the senior executive to achieve maximum profitability. The Committee also reviews the performance of each executive officer on an annual basis and may approve additional compensation or waive requirements of the executive's employment contract to reward an exceptional individual effort or performance.

          The Committee believes that stock-based compensation arrangements are beneficial in aligning the interests of management and the Company's shareholders over the long-term. The principal vehicle for awarding stock-based compensation is the 1997 Plan. Under the 1997 Plan, the Committee is authorized to grant to key employees stock options as well as other stock-based awards, including restricted stock grants, stock appreciation rights and performance-based stock awards. Of the 850,000 shares of Common Stock available for issuance under the 1997 Plan, 2,600 of such shares have been issued to date in connection with exercises of options granted under the 1997 Plan and 571,782 of such shares are reserved for issuance upon exercise of currently outstanding options. Accordingly, as of the date hereof, only 275,618 shares of Common Stock are available for future grants under the 1997 Plan. The number of options granted to each executive officer under the 1997 Plan (and, prior thereto, under the 1993 Plan) generally depended on the executive's performance, the performance of the Company or the executive's business unit, the level of his responsibility, the extent of other forms of compensation payable to him, the terms of his employment agreement, if applicable, and the number of options previously granted to him. In fiscal 1998, the Committee awarded options under the 1997 Plan to purchase an aggregate of 201,067 shares of the Company's Common Stock. All options granted by the Committee were issued with an exercise price equal to the fair market value of a share of Common Stock on the date of grant, generally vest over a period of up to five years from the date of grant and are generally exercisable until the expiration of ten years from the date of grant; provided, however, that such options are generally subject to early termination under certain circumstances and are generally subject to various conditions.

          COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. On January 30, 1996, pursuant to the terms of his employment agreement, Mr. Reiner was elected Chief Executive Officer of the Company. His compensation will continue to be governed by the terms of his employment agreement described above. In addition, the Company made a payment to Mr. Reiner for 1998 in an aggregate amount of $400,000, consisting of (i) the reimbursement of Mr. Reiner for the interest paid in respect of the loan made by the Company to him in 1995 for the purpose of his purchase of shares of Common Stock of the Company upon the commencement of his employment with Finlay and (ii) a special bonus of $125,000 in connection with the Company's April 1998 public offering of Common Stock and certain related transactions. See "Certain Transactions -- The 1998 Offering."

          COMPENSATION DEDUCTION LIMITATION. Section 162(m) of the Code limits to $1 million per year the federal income tax deduction available to a public company for compensation paid to its chief executive officer and its four other highest paid executive officers, unless that compensation qualifies for certain "performance-based" exceptions provided for in that section of the Code. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

          Submitted by the  Compensation  Committee  of the Board of  Directors:
Thomas H. Lee, Rohit M. Desai and Norman S. Matthews.

STOCK PERFORMANCE GRAPH

          The following graph charts, on an annual basis, the total stockholders' return over a period from April 6, 1995 to January 30, 1999 with respect to an investment in the Company's Common Stock as compared to the Nasdaq Stock Market, the Dow Jones Retailers (Specialty) Index and the S&P Retail (Department Stores) Index. The S&P Retail (Department Stores) Index has been added as an additional line in the following line graph in order to provide a basis for comparing the performance of the Company, which operates through its leased fine jewelry departments located in major department stores, against the performance of the department stores retail sector of the S&P 500. The Company has paid no dividends with respect to its Common Stock during the period.


                     COMPARISON OF CUMULATIVE TOTAL RETURN*
       AMONG FINLAY ENTERPRISES, INC., THE NASDAQ STOCK MARKET U.S. INDEX,
          THE DOW JONES RETAILERS (SPECIALTY) INDEX AND THE S&P RETAIL
                            (DEPARTMENT STORES) INDEX




             This following represents a graph in the printed piece


                                                CUMULATIVE TOTAL RETURN
                                 4/6,       2/3,        2/1,       1/31,      1/30,
                                 1995       1996        1997       1998       1999
                               --------   --------    --------   --------  -----------
Finlay Enterprises Inc.         100.00      78.57      105.36     164.29      78.57
Nasdaq Stock Market (U.S.)      100.00     132.48      171.83     203.03     317.04
Dow Jones Retailers             100.00     105.27      124.93     189.19     329.18
(Specialty)
S&P Retail (Department          100.00     112.82      121.21     158.97     157.20
Stores)




                                                                            CUMULATIVE TOTAL RETURN
                                              APRIL 6,          FEBRUARY 3,          FEBRUARY 1,      JANUARY 31,   JANUARY 30,
                                                1995               1996                  1997            1998          1999
                                              --------          -----------          ----------       -----------   -----------
Finlay Enterprises Inc.        FNLY            100.00              78.57                105.36          164.29         78.57
Nasdaq Stock Market (U.S.)     INAS            100.00             132.48                171.83          203.03        317.04
Dow Jones Retailers            IRTS            100.00             105.27                124.93          189.19        329.18
(Specialty)
S&P Retail (Department         RSD             100.00             112.82                121.21          158.97        157.20
Stores)


* Assumes $100 invested on April 6, 1995 in stock or index, with reinvestment of all dividends.

                              CERTAIN TRANSACTIONS


STOCKHOLDERS' AGREEMENT

          The Lee Investors, the Desai Investors, the Management Stockholders, all employees holding options to purchase Common Stock, certain private investors and the Company are parties to the Stockholders' Agreement, which sets forth certain rights and obligations of the parties with respect to the Common Stock and corporate governance of the Company. Any employees of Finlay not parties to the Stockholders' Agreement, as amended, who have received or in the future receive options to purchase Common Stock in connection with their employment have also been required or will also be required, as the case may be, to become parties to the Stockholders' Agreement.

          The Stockholders' Agreement provides that the parties thereto must vote their shares in favor of certain directors who are nominated by the Lee Investors, the Desai Investors, Mr. Cornstein and Mr. Reiner. Notwithstanding the foregoing, the right of various persons to designate directors will be reduced or eliminated at such time as they own less than certain specified percentages of the shares of Common Stock then outstanding or in certain cases are no longer an employee of the Company. The designees of the Lee Investors currently serving on the Board of Directors are Messrs. Lee and Smith; the designee of the Desai Investors is Mr. Desai; the designees of Mr. Cornstein are Messrs. Cornstein and Kaplan; and Mr. Reiner is his own designee. The Stockholders' Agreement also provides for an Executive Committee to consist of at least five directors, including, under certain conditions, designees of Mr. Lee, the Desai Investors and Mr. Cornstein. When a stockholder or group of stockholders loses the right to designate a director, such director is to be designated instead by a majority of the directors of the Company. The Executive Committee of the Company's Board consists at present of Messrs. Lee, Desai, Matthews, Cornstein, Kaplan and Reiner.

          In addition, the Stockholders' Agreement provides that the parties thereto have (i) certain "come along" rights allowing them to participate in private sales of Common Stock by parties selling at least a majority of the outstanding shares of Common Stock and (ii) certain "take along" rights allowing parties who are selling at least a majority of the outstanding shares of Common Stock to require the other parties to the Stockholders' Agreement to sell all or a portion of their shares of Common Stock to the same purchaser in the same transaction on the same terms.


REGISTRATION RIGHTS AGREEMENT

          The Registration Rights Agreement grants certain registration rights to the Lee Investors, the Desai Investors, certain other investors and certain Management Stockholders. Lee Investors and Desai Investors who together hold at least 15% of the outstanding "Registrable Securities" (as defined in the Registration Rights Agreement) are entitled to request jointly, and the Company shall be obligated to effect, up to three registrations of "Registrable Securities." The Lee Investors and Desai Investors may demand registration without the other under certain circumstances. The Registration Rights Agreement also provides that stockholders who are parties thereto (other than the Lee Investors and the Desai Investors) holding in the aggregate at least 20% of the "Registrable Securities" then outstanding will have the right on one occasion to require the Company to file a registration statement with the Commission covering all or a portion of their "Registrable Securities" in certain circumstances. In addition, under the Registration Rights Agreement, if the Company proposes to register shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), either for its own account or for the account of others (other than a registration statement relating solely to employee benefit plans), then each party to the Registration Rights Agreement will have the right, subject to certain restrictions and priorities, to request that the Company register its shares of Common Stock in connection with such registration. Under the Registration Rights Agreement, the holders of "Registrable Securities," on the one hand, and the Company, on the other, agree to indemnify each other for certain liabilities, including liabilities under the Securities Act, in connection with any registration of shares subject to the Registration Rights Agreement.

THE 1997 OFFERING

          On October 21, 1997, the Company completed a public offering (the "1997 Offering") of 3,450,000 shares of Common Stock at a price of $19.00 per share, of which 2,196,971 shares were issued and sold by the Company and 1,253,029 shares were sold by certain non-management selling stockholders. In connection with the 1997 Offering, Messrs. Lee, Desai and Matthews sold 410,325 shares, 953,029 shares and 5,722 shares, respectively.


THE 1998 OFFERING

          On April 24, 1998, the Company completed a public offering (the "1998 Offering") of 1,800,000 shares of Common Stock at a price of $27.50 per share, of which 567,310 shares were sold by the Company and 1,232,690 shares were sold by certain selling stockholders. In connection with the 1998 Offering, Messrs. Lee, Reiner, Smith and Scheckner sold 1,071,921 shares, 100,000 shares, 13,055 shares and 20,200 shares, respectively. A portion of the proceeds received by Mr. Reiner from the sale of such shares was used by him to repay the outstanding balance of a note issued by Mr. Reiner to the Company. Mr. Reiner was subsequently reimbursed for the interest paid by him in respect of such note. See "Executive Compensation -- Employment and Other Agreements and Change of Control Arrangements."


CERTAIN OTHER TRANSACTIONS

          Finlay has entered into indemnification agreements with each of Finlay's directors and certain executive officers. The indemnification agreements require, among other things, that Finlay indemnify its directors and executive officers against certain liabilities and associated expenses arising from their service as directors and executive officers of Finlay and reimburse certain related legal and other expenses. In the event of a Change of Control (as defined therein), Finlay will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification. Finlay will also cover each director and certain executive officers under a directors and officers liability policy maintained by Finlay in such amounts as the Board of Directors of the Company finds reasonable. Although the indemnification agreements offer coverage similar to the provisions in the Restated Certificate of Incorporation and the Delaware General Corporation Law, they provide greater assurance to directors and officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

          For information relating to certain transactions involving members of management or others, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" and "Executive Compensation -- Employment and Other Agreements and Change of Control Arrangements."


                              STOCKHOLDER PROPOSALS

          Stockholder proposals intended to be presented at the next annual meeting of stockholders, to be held in 1999, must be received by the Company at 529 Fifth Avenue, New York, New York 10017, Attention: Secretary by January 22, 2000 to be included in the proxy statement and form of proxy relating to that meeting.

                                    AUDITORS

          Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and, while they are not expected to make a statement, they will have an opportunity to do so if they desire. They will also be available to answer appropriate questions.


                                OTHER INFORMATION

          The cost of soliciting proxies will be borne by the Company. Following the original mailing of proxy soliciting material, regular employees of the
Company may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's stock to forward proxy soliciting material and annual reports to the beneficial owners of such stock, and the Company will reimburse such record holders for their reasonable expenses incurred in providing such services. As of the date of this Proxy Statement, the Company has not retained the services of a proxy solicitor to assist in the solicitation of proxies; however, the Company may determine prior to the date of the annual meeting to retain a proxy solicitor, in which case the Company anticipates that the cost of doing so will not exceed $5,000.

          A copy of the Company's annual report for the fiscal year ended January 30, 1999 is enclosed.

          The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                           By Order of the Board of Directors.


                                                          Bonni G. Davis
                                                          SECRETARY
Dated:     New York, New York
           May 25, 1999

                                     [FRONT]
PROXY                        FINLAY ENTERPRISES, INC.

                               PROXY SOLICITED BY
               THE BOARD OF DIRECTORS OF FINLAY ENTERPRISES, INC.
              FOR THE ANNUAL MEETING OF STOCKHOLDERS-JUNE 22, 1999

          The undersigned hereby appoints Arthur E. Reiner, Joseph M. Melvin and Leslie A. Philip, and each of them, with power of substitution and resubstitution to each, as the proxies and attorneys of the undersigned to vote, as designated below, all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Finlay Enterprises, Inc. to be held at the Cornell Club, 6 East 44th Street, New York, New York at 10:00 a.m. (local time) on June 22, 1999, and at any adjournment thereof.

1. Election of Directors:
   [  ]   FOR all nominees listed below               [  ] WITHHOLD APPROVAL
          (except as marked to                             to vote for all
          the contrary below)                              nominees

               Rohit M. Desai, Michael Goldstein and Thomas H. Lee

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

      If no direction is given, this proxy will be voted FOR the election of the nominees set forth in Proposal No. 1.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
          FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL NO. 1
      TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

                                             Please sign exactly as name appears
                                             at left.  When  shares  are held by
                                             joint  tenants,  both should  sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please  give  your  full  title  as
                                             such. If a corporation, please sign
                                             in full corporate name by president
                                             or other authorized  officer.  If a
                                             partnership,    please    sign   in
                                             partnership   name  by   authorized
                                             person.



                                             Dated:
                                                    ----------------------------


                                             -----------------------------------
                                             Signature


                                             -----------------------------------
                                             Signature


                                             THIS PROXY IS SOLICITED  ON  BEHALF
                                             OF THE BOARD OF DIRECTORS.